Exhibit 99.1

Viad Corp Declares Dividend Distribution

of Preferred Stock Purchase Rights

PHOENIX, March 30, 2020 -- The Viad Corp (NYSE: VVI) Board of Directors announced today that it has adopted a short-term stockholder rights plan, which is scheduled to expire on February 28, 2021.

In light of the recent market volatility, our Board believes that the rights plan will help promote the fair and equal treatment of all Viad shareholders and ensure that the Board remains in the best position to discharge its fiduciary duties to the Company and shareholders.  The rights plan will guard against efforts to capitalize on recent macroeconomic conditions, including open market accumulations and other coercive tactics, aimed at gaining control of the Company without paying all shareholders a full control premium for their shares.  The rights are not being distributed in response to any specific effort to acquire or influence control of the Company.

Under the plan, one preferred stock purchase right will be distributed for each share of common stock held by shareholders of record on April 13, 2020.  Under certain circumstances, each right will entitle shareholders to buy one one-hundredth of a share of Viad’s Junior Participating Preferred Stock at an exercise price of $115.00.  Our Board will be able to redeem the rights at $0.01 per right at any time before a person or group acquires 10% (20% in the case of a passive institutional investor) or more of the outstanding common stock.  The rights will expire on February 28, 2021, subject to Viad’s right to extend the date, unless the Company redeems, exchanges, or terminates the rights earlier.

Subject to limited exceptions, if a person or group acquires 10% (20% in the case of a passive institutional investor) or more of the Company’s common stock (including shares that are synthetically owned pursuant to derivative transactions or ownership of derivative securities) or announces a tender offer, and the consummation of that offer would result in such ownership (we refer to such a person or group as an “acquiring person”), each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of common stock having a market value at that time of twice the right’s exercise price.  Rights held by the acquiring person will become void and will not be exercisable.  If the Company is acquired in a merger or other business combination transaction that has not been approved by our Board after the rights become exercisable, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring company’s common stock having a market value at that time of twice the right’s exercise price.

The dividend distribution to establish the new rights plan will be payable to shareholders of record on April 13, 2020.  The rights distribution is not taxable to shareholders.  We will file a Form 8-K with the SEC containing further details about the rights plan.

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About Viad

Viad (NYSE: VVI) generates revenue and shareholder value through two businesses: GES and Pursuit. GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. Pursuit is a collection of inspiring and unforgettable travel experiences in Alaska, Montana, the Canadian Rockies, Vancouver, Reykjavik, Las Vegas (expected opening in 2021), and Toronto (expected opening in 2022) that includes attractions, lodges and hotels, and sightseeing tours that connect guests with iconic places. Our business strategy focuses on providing superior experiential services to our customers and sustainable returns on invested capital to our shareholders. Viad is an S&P SmallCap 600 company. For more information, visit www.viad.com.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements.  Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those in the forward-looking statements.

Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to, the following:

•	the effects on our business of the COVID-19 pandemic;
•	the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel and economic activity;
•	the pace of recovery when the COVID-19 pandemic subsides;
•	general economic uncertainty in key global markets and a worsening of global economic conditions;
•	our ability to successfully integrate and achieve established financial and strategic goals from acquisitions;
•	our dependence on large exhibition event clients;
•	the importance of key members of our account teams to our business relationships;
•	the competitive nature of the industries in which we operate;
•	travel industry disruptions;
•	unanticipated delays and cost overruns of our capital projects, and our ability to achieve established financial and strategic goals for such projects;
•	seasonality of our businesses;
•	transportation disruptions and increases in transportation costs;
•	natural disasters, weather conditions, and other catastrophic events;
•	our multi-employer pension plan funding obligations;
•	our exposure to labor cost increases and work stoppages related to unionized employees;
•	liabilities relating to prior and discontinued operations;
•	adverse effects of show rotation on our periodic results and operating margins;
•	our exposure to currency exchange rate fluctuations;
•	our exposure to cybersecurity attacks and threats;

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•	compliance with laws governing the storage, collection, handling, and transfer of personal data and our exposure to legal claims and fines for data breaches or improper handling of such data;
•	the effects of the United Kingdom’s exit from the European Union; and
•	changes affecting the London Inter-bank Offered Rate.

For a more complete discussion of the risks and uncertainties that may affect our business or financial results, please see Item 1A, “Risk Factors,” of our most recent annual report on Form 10-K filed with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

Contact

Carrie Long

Investor Relations

(602) 207-2681

ir@viad.com

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